SCHEDULE 13D
CUSIP No.	019223 10 6	Page 1 of 2 Pages

EXHIBIT 1.0

JOINT FILING AGREEMENT

by and between
JB CAPITAL PARTNERS, L.P.
and
ALAN W. WEBER

as of June 15, 2004

SCHEDULE 13D
CUSIP No.	019223 10 6		Page 2 of 2 Pages

JOINT FILING AGREEMENT

                  The undersigned hereby agree that the Statement on Schedule 13D dated June 15, 2004 with respect to the shares of Common Stock, no par value, of Allied Holdings, Inc., and any further amendments thereto executed by each or any of us shall be jointly filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of us shall be deemed an original, but all of which shall constitute one and the same instrument.

Date:	June 15, 2004

JB Capital Partners, L.P.

		By:	/s/ Alan W. Weber

Name: Alan W. Weber
Title: General Partner

		By:	/s/ Alan W. Weber

Alan W. Weber